Exhibit 5.01
March 12, 2007
Intuit Inc.
2700 Coast Avenue
Mountain View, California 94043
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-3 (File No. 333-54610) (the “Registration Statement”) filed by Intuit Inc., a Delaware corporation (the “Company”), on January 30, 2001, as post-effectively amended on January 31, 2003 and April 24, 2003, which post-effective amendments became effective on May 21, 2003, with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance and sale, from time to time by the Company of one or more series of its debt securities (the “Debt Securities”) issuable pursuant to an indenture (the “Indenture”) between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), with an aggregate principal amount of the Debt Securities of up to $1,000,000,000 as may at various times be issued at indeterminate prices. With the prospectus and prospectus supplements, which comprise part of the Registration Statement, the Company may offer and sell the Debt Securities from time to time or on a continuous basis.
     The Company currently proposes to sell up to an aggregate of $1,000,000,000 principal amount of Debt Securities, consisting of an aggregate of $500,000,000 principal amount of the Company’s 5.40% Senior Notes due 2012 and $500,000,000 principal amount of the Company’s 5.75% Senior Notes due 2017 (collectively, the “Takedown Securities”), under the Registration Statement (the “Offering”), all of which will be sold to J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (the “Underwriters”) pursuant to the Underwriting Agreement, dated March 7, 2007, by and among the Company and the Underwriters (the “Underwriting Agreement”).
     In rendering this opinion, we have examined the following:
(1)	Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on January 19, 2000;

(2)	Bylaws of the Company, as amended on May 1, 2002;

(3)	the Registration Statement (together with the exhibits filed as part thereof);

(4)	the base prospectus comprising part of the Registration Statement, as amended (the “Base Prospectus”), and the accompanying prospectus supplement applicable to the Offering (the “Prospectus Supplement”);

(5)	the resolutions of the Company’s Board of Directors (the “Board”) adopted at a meeting on January 17, 2001 and January 17, 2007 and the resolutions of the Pricing Committee of the Company’s Board of Directors adopted at a meeting on March 7, 2007, approving the issuance of the Debt Securities and other related matters (collectively, the “Resolutions”);

(6)	the executed Indenture dated March 7, 2007;

(7)	the Officers’ Certificate dated March 12, 2007, delivered pursuant to Sections 1.02 and 3.01 of the Indenture; and

(8)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing factual and other representations.
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any documents reviewed by us, and the due authorization, execution and delivery of all documents where authorization, due execution and delivery are prerequisites to the effectiveness thereof (other than the due authorization of the documents described above by the Company). We have also assumed that the certificates representing the Debt Securities will be, when issued, properly signed by authorized officers of the Company or their agents, properly authenticated in accordance with the terms of the Indenture and delivered to the intended recipients with the intent that the Company be bound thereby.
     In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Takedown Securities, there will not have occurred any change in law affecting the validity of the Takedown Securities. We also assume that the Indenture has been validly executed and delivered by the Trustee.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above and the representations and warranties made by representatives of the Company to us, including, but not limited to, those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     We are admitted to practice law in the state of California, and this opinion is rendered only with respect to, and no opinion is expressed herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the existing laws of the state of California, and (iii) solely with respect to whether or not the Debt Securities are the valid and binding obligations of the Company, the existing laws of the state of New York.

     This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Takedown Securities:
(a)	the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

(b)	the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law; and

(c)	the effect of laws relating to usury or permissible rates of interest for loans, forebearances or the use of money.
     Based upon the foregoing, we are of the opinion that when the Takedown Securities are issued, sold and delivered (i) in the manner and for the consideration approved by an authorized officer of the Company in accordance with the Resolutions and as stated in the Prospectus Supplement, and (ii) pursuant to the terms of the Underwriting Agreement, then the Takedown Securities, will be validly issued and will constitute valid and binding obligations of the Company.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Base Prospectus, the Prospectus Supplement and any amendments or supplements thereto.
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     This opinion is intended solely for use in connection with the issuance and sale of the Takedown Securities under the Registration Statement and is not to be relied upon for any other purpose. This opinion speaks as of the date first above written, and we assume no obligation to advise you, or any other person or entity, of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP
By:	/s/ David K. Michaels
David K. Michaels, a Partner